ASSET PURCHASE AND SALE AGREEMENT

        Agreement made this 25th day of March, 2002 by and between ePlus Technology, Inc., a Virginia corporation, with a principal place of business at 400 Herndon Parkway, Herndon, VA 20170 ("Buyer") and Elcom Services Group, Inc., a Delaware corporation, with a principal place of business at 10 Oceana Way, Norwood, MA 02062 (the "Seller"), elcom, inc., a Delaware corporation, with a principal place of business at 10 Oceana Way, Norwood, MA 02062 ("elcom") , and Elcom International, Inc., a Delaware corporation, with a principal place of business at 10 Oceana Way, Norwood, MA 02062 ("EII"). Collectively, the Seller, elcom and EII are referred to herein as the "Elcom Group".

                                    RECITALS

        A. The Elcom Group is a leading provider of e-procurement and e-marketplace software solutions and services.

        B.      The  Buyer  is  a  leading  reseller  of  computer   information
technology products and services, e-procurement, content management, and asset management software, leasing, and IT professional services.

        C. The Elcom Group desires to sell to Buyer and the Buyer desires to purchase from the Seller the Assets and the Business.

        D. For a period of five years from the Closing, the Elcom Group shall cease to act directly or indirectly as a reseller of computer information technology products and services, as provided herein.

        E. EII is a publicly traded company and is in compliance with all applicable SEC and NASD rules and regulations.

        F. Capitalized terms used in this Agreement are defined in Section 1 hereof.

        1.      Definitions.

                1.1. "Ancillary Documents": The Managed Services Agreement, the Middleware Software License Agreement, the Registration Rights Agreement, the Warrant, the Preferred Supplier Agreement.

                1.2. "Assets": the customer lists, the Business, contracts, equipment, vehicles, leases of property and interests in real estates set forth on Schedule 1.2; provided for the avoidance of doubt that the following are expressly excluded from such definition: cash, securities held in any entity, accounts receivable invoiced as of the Closing, as such term is defined in
Section 7.1 hereof, and corporate minute books and stock transfer records.

                1.3. "Business": the information technology hardware products reseller and services activities carried on by the Seller to its information technology hardware products and services customers from and after January 1, 2002 to the date of Closing.

                1.4. "Excluded Liabilities": Except for Liabilities, all liabilities, obligations or commitments of Sellers for (i) any state, federal, sales, use, goods and services, excise or custom taxes, (ii) any claim with respect to any "employee benefit plan", as such term is used in section 3(3) of ERISA, and any bonus, incentive, or deferred compensation, severance, retention, change of control, or stock option plan, (iii) the termination of any employee benefits or employee benefit plan on or prior to the Closing, (iv) the termination of employment of any employee of the Seller on or prior to the Closing, (v) any legal, accounting, transactional, consultant, brokerage or other expense relating to the negotiation and consummation of the transactions contemplated by this Agreement by or on behalf of the Seller (except for any accounting expenses Buyer requests the Elcom Group to undertake and which the Elcom Group agrees to undertake), or (vi) any liability, obligation or commitment of any kind caused by or arising from the conduct or operation of the Business prior to the Closing.

                1.5 "Liabilities": all liabilities of Seller which are listed on Schedule 1.5, and Seller's liabilities with respect to Transferred Employees as provided in Section 8.1. Buyer assumes no liability of Seller not set forth herein.

                1.6     "Managed   Services   Agreement":   the   Agreement   in
substantially the form attached hereto as Schedule 1.6.

                1.7. "Purchase Price": Two million three hundred thousand dollars ($2,300,000) to be paid by wire transfer at Closing.

                1.8     "Registration   Rights  Agreement":   the  Agreement  in
substantially the form attached hereto as Schedule 1.8.

                1.9 "Middleware Software License Agreement": the Agreement in substantially the form attached hereto as Schedule 1.9.

                1.10 "Warrant": the Agreement in substantially the form attached hereto as Schedule 1.10.

                1.11    "Preferred   Supplier   Agreement":   the  Agreement  in
substantially the form attached hereto as Schedule 1.11.

        2.      Transaction.

                2.1 Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase or acquire from the Sellers, all of the right, title and interest in and to the Assets free and clear of all liens and encumbrances, except for the assets subject to leases and the real property.

                2.2 The Buyer shall assume and agree to pay, honor and discharge when due all of the Liabilities.

                2.3 Upon the terms and subject to the conditions set forth in this Agreement, the Buyer shall not assume any of the Excluded Liabilities.

                2.4 EII shall issue to the Buyer a warrant which gives the Buyer the right to purchase, on the terms and conditions set forth in the Warrant, three hundred thousand shares (300,000) of common stock of EII. The resale by the Buyer of the common stock issuable upon exercise of the Warrant shall be subject to the Registration Rights Agreement.

        3. Warranties and Representations of the Elcom Group. The Elcom Group jointly and severally warrants and represents to Buyer:

                3.1. Each of the Elcom Group is a duly organized and a validly existing Delaware corporation in corporate and tax good standing in every jurisdiction where its business so requires. EII owns all of the equity securities of Seller. Seller owns all of the outstanding equity securities of elcom. Each member of the Elcom Group has obtained all necessary corporate approvals for the execution and performance of each of this Agreement and the Ancillary Documents, as applicable, and has full legal right and power so to do. Each of this Agreement and the Ancillary Documents has been duly executed and delivered by each member of the Elcom Group, as applicable, and is their respective valid and binding obligations, enforceable in accordance with its terms. The execution and performance of each of this Agreement and the Ancillary Documents will not violate or constitute a default under any agreement, charter, by-law, court order, law, rule, regulation, judgment or injunction by which any member of the Elcom Group are bound.

                3.2. Except in connection with the filing of a registration statement in connection with the Registration Rights Agreement and except as have been obtained by any member of the Elcom Group, no governmental approval or other consent or EII shareholder approval is required to be obtained or made by any member of the Elcom Group in connection with the execution and delivery of this Agreement or the Ancillary Documents to which it is a party, or the consummation of the transactions contemplated hereby or thereby.

                3.3. All the Assets, except for assets subject to leases and the real property, are owned by Seller or elcom with good and marketable title, and are not subject to security interests, liens, encumbrances or claims by third parties.

                3.4. No member of the Elcom Group is subject to or threatened by any litigation, investigation, administrative procedure, arbitration or similar proceeding that

(i) are not generally in the ordinary course of business, (ii) questions the validity of, or the obligations of any member of the Elcom Group under, this Agreement or any Ancillary Document, (iii) seeks to impede, enjoin or invalidate the transactions contemplated by this Agreement or any Ancillary Document, or
(iv) to the knowledge of the members of the Elcom Group, would have or result, in any case or in the aggregate, in a material adverse effect to the Business or the Assets.

                3.5. No member of the Elcom Group has any agreement, written or oral, with any broker or finder requiring any payment in connection with this Agreement.

                3.6 Sellers own no real property. Schedule 3.6 includes a complete list of the real property leased by Sellers and included as an Asset hereunder ("Leased Real Property"). Seller has a valid leasehold interest in the Leased Real Property and such interest shall be in full force and effect at Closing.

                3.7 Except as described in Schedule 3.7, Sellers are not a party to or bound by any lease, agreement, contract or other commitment which involves the payment or receipt of more than $10,000 per year (collectively, the "Contracts"). Each Contract is, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to the enforcement of creditors' rights generally or by principles governing the availability of equitable remedies, (a) a valid and binding obligation of Seller or elcom, (b) is in full force and effect and enforceable against each member of the Elcom Group, as applicable, and (c) there does not exist any violation, breach or default, or any event or condition that would constitute a violation or breach or a default under any such Contract by the Seller or elcom. Seller and elcom has performed all material obligations required to be performed by it to date under the Contracts. All Contracts are in the name of Seller or elcom.

                3.8 Other than as set forth in Schedule 8.1, there are no plans of any member of the Elcom Group in effect for pension, profit sharing, deferred compensation, severance pay, bonuses, stock options, stock purchases, or any other form of retirement or deferred benefit, or for any health, accident or other welfare plan, as to which Buyer will become liable as a result of the transactions contemplated hereby.

                3.9 There have been no private or governmental claims, citations, complaints, notices of violation or letters made, issued to or threatened against any member of the Elcom Group by any governmental entity or private or other party for the impairment or diminution of, or damage, injury or other adverse effects to, the environment or public health resulting, in whole or in part, from the use or operation of the Leased Real Property. Seller has duly complied with, and, to the knowledge of each member of the Elcom Group, the Leased Real Property is in compliance with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder.

                3.10 To the knowledge of each member of the Elcom Group, Seller is not in violation with respect to the Assets of any law, order, ordinance, rule or regulation of any governmental authority.

                3.11 From and after the Closing, the Elcom Group's current intention is to concentrate its resources on the development, licensing, maintenance and provision of services relating to its proprietary, self-service electronic procurement and electronic marketplace Internet and intranet-based purchasing systems which enable the conduct of interactive electronic commerce for businesses.

                3.12. The Assets sold to Buyer hereunder have a net book value of seventy seven thousand two hundred forty six dollars and fifty cents ($77,246.50) and such net book value represents less than 1% of the total assets of EII and its subsidiaries as of the date immediately preceding the date of this Agreement.

                3.13 The Purchase Price represents less than 10% of EII's market capitalization as of the date immediately preceding the date of this Agreement, based on the last sale price of the common stock of EII on the Nasdaq National Market as quoted in The Wall Street Journal.

                3.14 The net earnings of EII have been negative for the past three years as disclosed in EII's SEC financial reporting forms.

                3.15 To the knowledge of the Elcom Group, the transaction contemplated herein complies with all applicable SEC and NASD rules and regulations. EII specifically represents that the approval of a majority of its shareholders is not required.

        4. Warranties and Representations of Buyer. Buyer warrants and represents to the Elcom Group:

                4.1. Buyer is a duly organized and a validly existing Virginia corporation in corporate and tax good standing in every jurisdiction where its business so requires. Buyer has obtained all necessary corporate approvals for the execution and performance of each of this Agreement and the Ancillary Documents and has full legal right and power so to do. Each of this Agreement and the Ancillary Documents has been duly executed and delivered by Buyer and is its valid and binding obligation, enforceable in accordance with its terms. The execution and performance of each of this Agreement and the Ancillary Documents does not and will not violate or constitute a default under any agreement, charter, bylaw, court order, judgement or injunction to which Buyer is a party or by which it is bound.

                4.2. Each of this Agreement and the Ancillary Documents is the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.

                4.3. Buyer has no written or oral agreement with any broker or finder requiring any payment in connection with this Agreement.

                4.4. No governmental approval or other consent or corporate action is required to be obtained or made by the Buyer in connection with the execution and delivery of this Agreement or the Ancillary Documents to which it is a party, or the consummation of the transactions contemplated hereby or thereby.

        5.      Conduct of Business.    From this date until Closing:

                5.1. Seller shall conduct the Business only in the ordinary course, and in such manner as shall not cause any warranty or representation contained in Section 3 above to become false.

                5.2. Seller shall afford full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller, to Buyer and its duly appointed representatives to all information concerning the Assets and personnel of Seller.

        6. Buyer Confidentiality Obligation. From the date hereof until Closing, Buyer shall maintain in confidence the nonpublic business secrets and proprietary information of Seller, and disclose same only to its personnel and advisers as it may determine to be reasonably necessary to effect this Agreement. Should Closing not occur, Buyer and Seller agree to be bound by the terms and conditions of the Non- Disclosure Agreement dated February 27, 2002.

        7.      Closing.

                7.1 Buyer shall purchase and Seller shall sell all of Seller's right, title and interest in and to the Assets, subject to the Liabilities, at 10:00AM Boston time, Friday, March 29, 2002, at the Sellers' offices (the "Closing"); provided, however, in no event shall Buyer assume any of the Excluded Liabilities. At the Closing, all transactions set forth below shall be effected. No transaction shall be deemed consummated unless all such transactions are consummated. It is a condition of the obligation of Buyer and Seller to consummate the Closing that the obligations of the other at Closing shall have been performed, unless waived. At Closing:

                        7.1.1. Buyer shall deliver to the Elcom Group, and the Elcom Group shall deliver to Buyer, certificates that all warranties and representations herein are true and correct in all material respects at Closing. The Elcom Group shall specifically include in such certificate a statement that from and after the Closing, the Elcom Group's current intention is to concentrate its resources on the development, licensing, maintenance and provision of services relating of its proprietary, self-service electronic procurement and electronic marketplace Internet and intranet-based purchasing systems which enable the conduct of interactive electronic commerce for businesses.

                        7.1.2. Sellers shall deliver to Buyer certified copies of resolutions of each of the Elcom Group's Board of Directors authorizing the execution and performance of this Agreement.

                        7.1.3. The Purchase Price shall be paid by Buyer to Sellers by wire transfer in accordance with Sellers' instructions.

                        7.1.4. Sellers shall have delivered to Buyer all other instruments and documents of transfer reasonably requested by Buyer to pass title and possession of the Assets.

                        7.1.5. The Buyer and the Seller shall execute and deliver the Managed Services Agreement.

                        7.1.6. The Buyer and each member of the Elcom Group shall execute and deliver the Middleware Software License Agreement.

                        7.1.7. The Buyer and EII shall execute and deliver the Warrant and the Registration Rights Agreement.

                        7.1.8. The Buyer and elcom shall execute and deliver the Preferred Supplier Agreement.

                        7.1.9 A mututally agreed allocation of the Purchase Price (including the Liabilities) and any other relevant items in accordance with an allocation schedule.

                        7.1.10 An agreement between Tech Data, Sellers, and Buyer regarding the operation of the Business during the Managed Services Agreement, and/or an agreement between Buyer and Tech Data for the assignment of the outsourcing agreements referred to in Schedule 3.8 hereof.

                        7.1.11 A Bill of Sale and an Assignment and Assumption executed and delivered by elcom, Seller and Buyer.

        8.      Post-Closing Matters.

                8.1 Immediately prior to the Closing, the Sellers shall terminate the employment of each of the employees named on Schedule 8.1, and effective as of the Closing, the Buyer shall offer employment to each employee named on Schedule 8.1 (i) at a position comparable to such employee's position with the Seller immediately prior to the Closing, (ii) at wage or salary levels and bonus or other incentive compensation amount, as applicable, in compliance with Buyer's compensation schedule with respect to such employee, and (iii) with its standard employee benefits at Closing, with length of service with the Seller, up to the Closing, to be recognized by the Buyer for purposes of Buyer's benefit plans (other than accrual of benefits) as service with the Buyer. The employees named on Schedule 8.1 who accept such offers of employment by the
Buyer effective the Closing shall be referred to in this Agreement as the "Transferred Employees". Effective as of the Closing, the Buyer shall assume the liabilities and obligations of the Sellers in respect of the Transferred Employees for vacation and sick pay, but only to the extent such vacation and sick pay relate to services rendered in the ordinary course of business consistent with past practice. The Buyer shall assume and be solely responsible for the severance and other termination payments, and continued health care coverage as described in section 4980B of the Code ("COBRA"), incurred by the Seller in connection with the actual or constructive termination of employment with the Seller (including in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Documents) of any employee named on Schedule 8.1. The Seller shall remain solely responsible for any and all liabilities in respect of any employees not named on Schedule 8.1.

                8.2 The Buyer shall provide the Transferred Employees coverage under any welfare and fringe benefit plans, programs, policies or arrangements established by the Buyer in accordance with Section 8.1 for such Transferred Employees ("Buyer Welfare Plan"); provided that, the Seller shall remain solely responsible for any and all benefit liabilities to or in respect of the Transferred Employees or their beneficiaries or dependents relating to or arising in connection with any claims relating to or based upon an occurrence prior to the Closing for life, disability, accidental death or dismemberment, medical, dental, hospitalization, other health or other welfare or fringe benefits or expense reimbursements. The Buyer shall waive any preexisting condition restrictions for any Transferred Employee and his or her dependents under Buyer's Welfare Plan and shall credit such Transferred Employee with any co-payments and deductible contributions made by such Transferred Employee for the applicable plan year in which the Closing occurs. From and after the Closing, the Seller shall remain solely responsible for any and all benefit liabilities relating to or arising in connection with the requirements of COBRA to provide continuation of health care coverage under any plan in respect of (i) the employees, other than any employee named on Schedule 8.1 and their covered dependents, and (ii) to the extent related to a qualifying event occurring before the Closing, Transferred Employees and their covered dependents.

                8.3 To assure to Buyer the full benefit of Business, each member of the Elcom Group undertakes that they shall not disclose to another person or itself use for any purpose, and shall use all reasonable endeavors to prevent the publication or disclosure of, information concerning the Business or affairs of the clients or customers of the Business, of which it has knowledge except for disclosure (i) required by law or applicable regulation or (ii) on a confidential basis to its professional advisers or (iii) of information that has come into the public domain through no breach of this Agreement.

                8.4 Neither Buyer nor any member of the Elcom Group, for twenty four (24) months after Closing, shall interfere with or entice away from the other any employee of such other party, unless either party waives its rights hereunder; provided, however, Buyer shall not be subject to such restriction with respect to any employees identified on Schedule 8.1. For purposes of this Agreement, job postings, newspaper advertisements, and any party's personnel's response to job inquiries unilaterally made by such personnel shall not constitute an interference or enticement. If Buyer notifies Elcom Group that an employee of Elcom Group is critical to the Business, Buyer and Elcom Group agree to negotiate in good faith a consulting arrangement whereby Elcom Group will provide, at cost plus direct expenses, the services of said employee during a transition period not to exceed 6 months nor more than 40 hours per week for the first month, 30 hours per week for the second month, and 20 hours per week thereafter.

                8.5     Notwithstanding   anything  to  the   contrary  in  this
Agreement: This Agreement shall not constitute an agreement to transfer, convey or assign any Contracts if a transfer, conveyance or assignment, or an attempt to make a transfer, conveyance or assignment, without the consent of a third party (including any governmental authority) would constitute a breach or violation thereof or in any way adversely affect the rights of the transferee, conveyee or assignee thereof until such consent is obtained; and if any such required consent is not obtained on or prior to the Closing, the Seller shall use commercially reasonable efforts to obtain such consent thereafter, and the Seller and the Buyer shall cooperate with each other to effect any reasonable arrangement designed to provide to the Buyer the benefit of, and to permit it to assume the liabilities and obligations under, any such Contracts. In the event any Contract cannot be assigned to Buyer, Seller shall allow Buyer to obtain the benefit of the Contract in Seller's name and each shall serve as the others' agents for such purpose; provided that Buyer shall indemnify, defend and hold Seller harmless from and against any and all claim, demand, action, damage, loss, cost, interest, liability, fee or expense, including without limitation attorney's fees, which the Seller may suffer or incur in connection therewith.

                8.6 From the date of Closing until the fifth anniversary thereof, no member of the Elcom Group shall resell information technology hardware products or provide associated services relating thereto to the customers identified in Schedule 8.6. Further no member of the Elcom Group shall receive an agent fee from a reseller of information technology hardware products for the sale by such agent of any information technology hardware products or services to the customers identified in Schedule 8.6, nor shall it enter into any agreement designed to subvert the spirit of this paragraph. Notwithstanding the foregoing, nothing contained herein shall restrict any member of the Elcom Group from selling or licensing any of its technology products, other than SalesTrak, to a reseller of information technology hardware products or services or to any of the customers identified in Schedule 8.6. In addition, no member of the Elcom Group shall be prohibited from receiving fees from an eProcurement marketplace set up by a marketmaker using elcom technology. Elcom Group will keep its list of customers as disclosed on Schedule 8.6 confidential and not disclose customers to such resellers.

                8.7 On and after the date of Closing, the Seller shall afford promptly to the Buyer and its representatives access to its books and records, employees and auditors to the extent necessary or useful for the Buyer in connection with any third party audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Business and the Assets. Any such access by the Buyer shall (i) be upon reasonable notice and at reasonable times during the normal business hours of Seller, (ii) shall not unreasonably interfere with the conduct of the business of the Seller, (iii) be at the

Buyer's expense and (iv) shall be subject to appropriate restrictions for classified or privileged information.

                8.8 Following the Closing, the parties shall at their own expense, execute and deliver, or cause to be executed and delivered, such additional reasonable instruments, documents, conveyances or assurances and take such other actions as may be reasonably necessary, or otherwise reasonably requested by the other party, to render effective the consummation of the transactions contemplated by this Agreement and the Ancillary Documents or otherwise carry out the intent and purposes of this Agreement and the Ancillary Documents.

                8.9     The  parties  agree  that the  terms and  conditions  of
Section 9 of the Managed Services Agreement shall continue in force after the termination of the Managed Services Agreement.

        9.      Survival and Indemnity.

                9.1. The warranties and representations set forth herein shall survive for twelve (12) months after Closing.

                9.2 Each member of the Elcom Group hereby jointly and severally defend, indemnify and hold harmless Buyer, and Buyer hereby defends, indemnifies and holds harmless each member of the Elcom Group jointly and severally, of and from any "Claim" which may be asserted against such indemnified party by reason of any actual or alleged breach of warranty, representation or covenant contained in this Agreement; provided, however, that a party shall only be required to defend, indemnify and hold harmless the other party when the aggregate amount of all Claims (the "Aggregate Claims"), shall exceed fifty thousand dollars ($50,000), in which event the indemnifying party shall be liable for the full amount of the Aggregate Claims, including such fifty thousand dollars ($50,000), subject to the remaining provisions of this section. "Claim" means any claim, demand, action, damage, loss, cost, interest, liability, fee or expense, including without limitation attorney's fees, which the indemnitee may suffer or incur, including without limitation any claim asserted against Buyer for any Excluded Liability.

                9.3 The indemnifying party shall not be liable for indemnification under this section, unless notice of the Claim on which such right to indemnification is based is given in writing pursuant to the notice provisions contained herein reasonably promptly after the indemnitee shall become aware of the Claim, and, in any event, adequate to permit timely defensive action, and if such notice is not so given within a reasonable time after indemnitee becomes aware of such Claim, indemnitee shall have no right of indemnification with respect to such Claim.

                9.4 Indemnitee shall permit the indemnifying party to assume the defense of any such Claim or litigation resulting therefrom (and to prosecute by way of counterclaim or third-party complaint any claim against such third party arising out of or relating to such Claim), provided that counsel selected to conduct the defense of such Claim or litigation shall be reasonably satisfactory to indemnitee or its legal counsel.

After such assumption of the defense by the indemnifying party, the indemnifying party shall not be liable hereunder for any legal or other expenses subsequently incurred by the indemnitee in connection with such defense, but the indemnitee may participate in such defense at its expense. The refusal so to permit the indemnifying party to assume such defense by such counsel shall relieve the indemnifying party of its indemnification obligations hereunder in respect of such Claim. No settlement of any Claim or litigation by the defending party shall be made without the express written consent of the other party, which consent shall not be unreasonably withheld. The indemnifying party shall not, except with the written consent of the indemnitee, consent to entry of any judgment or enter into any settlement which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the indemnitee an unconditional release from all liability in respect of such Claim or litigation. If the indemnifying party shall assume such defense, the indemnitee shall fully cooperate with the indemnifying party and grant the indemnifying party reasonable access to such books, records and information as may be necessary for such defense without charge; provided, however that the indemnifying party shall bear all costs of reviewing and compiling such books, records and information, including duplicating expenses and legal feels.

                9.5 The maximum aggregate amount of indemnification to which an indemnitee shall be entitled hereunder shall be the Purchase Price.

        10.     Conditions Precedent.

                10.1 The obligation of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or waiver by the Buyer, on or prior to the Closing of each of the following conditions:

                        10.1.1 The Buyer shall have received a certificate of an executive officer of the Seller, as of the date of the Closing, certifying that the representations and warranties of the Seller as set forth in Section 3 hereof are true and correct in all material respects.

                        10.1.2 The Buyer shall have received an opinion of Calfee, Halter & Griswold LLP, substantially in the form of Schedule 10.1.2 or with such changes thereto as are reasonably satisfactory to the Buyer.

                        10.1.3 The Buyer shall have completed its due diligence of the Seller to its satisfaction in its sole discretion and so certify to Seller in writing.

                        10.1.4 The parties shall have executed and delivered a version of each of the Managed Services Agreement, the Middleware Software License Agreement, and the Preferred Supplier Agreement satisfactory to the parties.

        11.     Termination.

                11.1 If Seller has materially breached any of the warranties and representations contained in Section 3 of this Agreement or if any of the conditions set forth in Section 10 have not been fulfilled or waived on or prior to the Closing, Buyer may terminate this Agreement by delivering written notice thereof to Seller any time prior to Closing.

                11.2 If this Agreement is terminated, it shall become null and void and of no further force and effect except that the confidentiality obligations of Buyer set forth herein shall survive.

        12.     General Provisions.

                12.1. Each party shall pay its own legal, accounting and other expenses.

                12.2. No waiver, amendment or termination shall be effective unless in writing signed by the party to be charged. No waiver in one instance shall constitute a waiver in any other. All notices shall be in writing and delivered in hand or sent by registered or certified mail, return receipt requested, or by overnight Federal Express at the addresses set forth above (notification to any member of the Elcom Group in care of Seller) to the attention of the persons signing this Agreement below. Copies of all notices sent to any member of the Elcom Group shall be sent to the attention of the General Counsel of Seller at the address set forth above.

                12.3. This Agreement shall be governed under the laws of the Commonwealth of Massachusetts without regard to application of conflict of laws principles.

                12.4. Any claim or controversy arising out of or relating to this Agreement, or the breach thereof, shall be resolved by non-binding mediation to be conducted in Washington, D.C. by one (1) mediator either selected by agreement of the parties or in accordance with and subject to the Commercial Mediation Rules of the American Arbitration Association then in effect. In the event that the parties are unable to resolve such claim or controversy through mediation, the parties hereby irrevocably agree that any legal suit brought by any party arising from this Agreement may be brought in the courts located in the State of Virginia.

                12.5. This Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior oral and written communications, proposals and agreements in such regard. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                12.6. Headings are for convenience and are not admissible as to construction.

                12.7. This Agreement shall bind upon and inure to the benefit of the parties and their respective successors, assigns, heirs and legal representatives; provided no party may assign this Agreement or delegate any obligations hereunder without the prior written consent of the other party except that Buyer may assign its rights and obligations to any affiliated entity established by Buyer in order to effect the within transactions.

                12.8 Each of the parties hereto acknowledges that there may be no adequate remedy at law for the failure by such party to comply with the provisions of this Agreement and that such failure would cause immediate harm that would not be adequately compensable in damages. Accordingly, each of the parties hereto agrees that its agreement contained herein may be specifically enforced without the requirement of posting a bond or other security, in addition to all other remedies available to the parties hereto under this Agreement.

                12.9 If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

                12.10 This Agreement, including the Schedules hereto, and the Ancillary Documents constitute the full and entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersede any and all prior agreements or understandings relating to the subject matter hereof.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the date first set forth above.

ELCOM SERVICES GROUP, INC.



By:     /s/ Peter Rendall
        Name: Peter Rendall
        Title: Chief Financial Officer

ELCOM INTERNATIONAL, INC.



By:     /s/ Peter Rendall
        Name: Peter Rendall
        Title: Chief Financial Officer

elcom, inc.



By:     /s/ Peter Rendall
        Name: Peter Rendall
        Title: Chief Financial Officer

EPlus Technology, Inc.



By:     /s/ Kleyton L Parkhurst
        Name: Kleyton L. Parkhurst
        Title: SVP, Secretary and Treasurer